Exhibit 10.33

November 2, 2021

Dear David:

In recognition of the contributions you are making to the success of Emerald X, LLC and its affiliates (collectively, the “Company”), we are pleased to provide you with the opportunity to receive a special bonus (the “Special Bonus”), conditioned on your continued employment with the Company through each Vesting Date (as defined and described below) and subject to all of the terms and conditions of this letter agreement (the “Special Bonus Agreement”).

Key Terms of the Agreement

a)
The amount of your Special Bonus is $600,000, payable as provided below.
b)
Your entitlement to the Special Bonus is conditioned on and subject to your continued employment with the Company through the applicable Vesting Dates (as defined below).
c)
The Special Bonus, if any, will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.
d)
Subject to the provisions of items (E) and (F) below, the Special Bonus will vest and be payable in three (3) equal installments (each an “Installment Payment”) on each of the following dates (each, a separate “Vesting Date”):

Installment Payment	Vesting Dates
$200,000	December 1, 2021
$200,000	January 1, 2023
$200,000	January 1, 2024

Each Installment Payment, if earned, will be paid in a lump sum in cash on the first payroll date following the applicable Vesting Date, and in no event later than 30 calendar days following that Vesting Date. All payments will be subject to all applicable withholding taxes and deductions, if any.

e)
Except as set forth in item (F), you must remain continuously employed by the Company on a substantially full-time basis from the date of this Special Bonus Agreement through the applicable Vesting Date to be entitled to receive the applicable portion of the Special Bonus.
f)
If, prior to a Vesting Date, your employment is terminated for any reason other than (i) the Company terminating your employment without Cause, (ii) you terminating your employment for Good Reason, or (iii) due to your death or Disability, you will forfeit all rights to receive any portion of the Special Bonus you have not already received. In the event your employment is terminated by the Company without Cause, by you for Good Reason or due to your death or Disability, you will remain eligible to receive the Special Bonus notwithstanding your termination of employment, provided that payment of each Installment Amount will be made in accordance with the timing set forth in Item (D) above, subject to you executing and delivering to the Company an irrevocable general release of claims (the “Release”) in the form contemplated by Section 3.2 of the Employment Agreement (as defined below).
g)
The right to the Special Bonus is personal to you and you may not transfer it to anyone else.
h)
The Special Bonus is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulation promulgated thereunder, to the extent applicable, and will be construed and administered consistent with that intention.
i)
For purposes of this Special Bonus Agreement, the capitalized terms used herein shall have the meanings set forth in the Employment Agreement, dated January 16, 2020, by and between you and Emerald Expositions Events, Inc. (the “Employment Agreement”).

The obligations in this Special Bonus Agreement shall be an unfunded and unsecured promise to pay and your rights hereunder shall be those of a general unsecured creditor of the Company. Nothing in this Special Bonus Agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This Special Bonus Agreement will be binding on any successor to the Company. The terms of this Special Bonus Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer. This Special Bonus Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

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We thank you for your past contributions and look forward to your continued impact on the success of the Company. Please acknowledge your acceptance of the terms of this Special Bonus Agreement and return it to Hervé Sedky as soon as possible but no later than November 5, 2021.

This Special Bonus Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Sincerely,

EMERALD X, LLC

By:

Name:	Hervé Sedky

Title:	President and CEO

Acknowledged and Agreed:

David Doft

Date:

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